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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Intrepid Capital Management, Inc.   --      State of Florida

The Investment Counsel Company      --      State of Florida

ICC Investment Advisors, Inc.       --      State of Florida

Allen C. Ewing & Co.                --      State of Florida

Allen C. Ewing Mortgage & Realty    --      State of Florida

Ewing Asset Management, Inc.        --      State of Florida

Enviroq Corporation                 --      State of Delaware